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                                                                  EXHIBIT (h).1


                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                      among

                       HARTFORD HLS SERIES FUND II, INC.,

                     HARTFORD INVESTORS SERVICES COMPANY LLC

                                       and

                           HL INVESTMENT ADVISORS, LLC


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                      TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made as of the 1st day of May, 2002, by and among HARTFORD HLS SERIES FUND II, Inc., a registered open-end management company under the Investment Company Act of 1940, as amended, (the "Company"), on behalf of each series listed on Attachment A, (the "Portfolios"), HARTFORD INVESTORS SERVICES COMPANY LLC ("HISC"), a subsidiary of Hartford Life Insurance Company, and HL INVESTMENT ADVISORS, LLC, a Connecticut limited liability company ("HLA"). This Agreement is intended to take effect as if entered into among each Portfolio, severally, HISC and HLA, and the provisions of this Agreement shall be construed accordingly.

         WHEREAS, the Company is authorized to issue shares in separate series and classes within each series; and

         WHEREAS, the Company, on behalf of each of the Portfolios, desires to appoint HISC as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and HISC desires to accept such appointment.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       TERMS OF APPOINTMENT; DUTIES OF HISC

         1.1 Subject to the terms and conditions set forth in this Agreement, the Company, on behalf of the Portfolios, hereby employs and appoints HISC to act as, and HISC agrees to act as its transfer agent for each of the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Company ("Shareholders") and set out in the currently effective prospectuses and statements of additional information ("prospectuses") of the Company.

         1.2      HISC agrees that it will perform the following services:

                  (a) In accordance with procedures established from time to time by agreement between the Company on behalf of each of the Portfolios, as applicable and HISC, HISC shall:

                           (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Company (the "Custodian");


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                           (ii)     Pursuant to purchase orders, issue the
                                    appropriate number of Shares and hold such Shares in the appropriate Shareholder accounts;

                           (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                           (iv)     In respect to the transactions in items (i),
                                    (ii) and (iii) above, HISC shall execute transactions directly with broker-dealers authorized by the Company who shall thereby be deemed to be acting on behalf of the Company;

                           (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                           (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                           (vii) Prepare and transmit payments for dividends and distributions declared by the Company on behalf of each Portfolio;

                           (viii) Maintain records of account for and advise the Company and its Shareholders as to the foregoing; and

                           (ix) Record the issuance of shares of the Portfolios and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares that are authorized, issued and outstanding. HISC shall also provide the Company on a regular basis with the total number of shares that are authorized, issued and outstanding and shall have no obligation, when recording the issuance of shares, to be responsible for any laws relating to the issue or sale of such shares, which function shall be the sole responsibility of the Company.

                  (b)      In addition to the services set forth in paragraph
                           (a), HISC shall perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or other similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and


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                           distributions by federal authorities for all
                           Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

                  (c) Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Company on behalf of each Portfolio and HISC.

                  (d) HISC shall provide additional services on behalf of the Company (e.g., escheatment services) which may be agreed upon in writing between the Company and HISC.

2.       FEES AND EXPENSES

         2.1 For the performance by HISC pursuant to this Agreement, HLA agrees to pay HISC an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement among the Company, HLA and HISC.

         2.2 In addition to the fee paid under Section 2.1 above, HLA agrees to reimburse HISC for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by HISC for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by HISC at the request or with the consent of the Company or HLA, will be reimbursed by HLA on behalf of the applicable Portfolio.

3.       REPRESENTATIONS AND WARRANTIES OF HISC

         HISC represents and warrants to the Company that:

         3.1 It is a corporation duly organized and existing and in good standing under the laws of Connecticut.

         3.2 It is duly qualified to carry on its business in the State of Connecticut and is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended.

         3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.


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         3.4      All requisite corporate proceedings have been taken to
                  authorize it to enter into and perform this Agreement.

         3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF THE FUNDS

         The Company represents and warrants to HISC that:

         4.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

         4.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

         4.3 All corporate proceedings required by such Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         4.4 It is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

         4.5 A registration statement under the Securities Act of 1933, as amended, is currently effective, and will remain in effect, for each series and class of Shares, and appropriate securities law filings have been made and will continue to be made with the SEC with respect to the Company.

5.       DATA ACCESS AND PROPRIETARY INFORMATION

         5.1 The Company acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by HISC as part of its ability to access certain Company-related data ("Customer Data") maintained by HISC on data bases under the control and ownership of HISC ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to HISC or other third party. In no event shall Proprietary Information be deemed Customer Data. The Company agrees to treat all Proprietary Information as proprietary to HISC and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees for itself and its employees and agents:

                  (a) to access Customer Data solely from locations as may be designated in writing by HISC and solely in accordance with HISC's applicable user documentation;


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                  (b)      to refrain from copying or duplicating in any way the
                           Proprietary Information;

                  (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with HISC's instructions;

                  (d) to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of HISC;

                  (e) that the Company shall have access only to those authorized transactions agreed upon by the parties;

                  (f) to honor all reasonable written requests made by HISC to protect at HISC's expense the rights of HISC in Proprietary Information at common law, under federal copyright law and under other federal or state law.

         5.2 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any termination of this Agreement.

         5.3 If the Company notifies HISC that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, HISC shall endeavor in a timely manner to correct such failure. Organizations from which HISC may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Company agrees to make no claim against HISC arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. HISC EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.       INDEMNIFICATION

         6.1 HISC shall not be responsible for, and the Company shall, on behalf of the applicable Portfolio, indemnify and hold HISC harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:


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                  (a)      All actions of HISC or its agents or subcontractors
                           required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                  (b) Lack of good faith, negligence or willful misconduct on the part of any Portfolio which arise out of the breach of any representation or warranty of the Company hereunder.

                  (c) The reliance on or use by HISC or its agents or subcontractors of information, records, documents or services which (i) are received by HISC or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company.

                  (d) The reliance on, or the carrying out by HISC or its agents or subcontractors of any instructions or requests of the Company on behalf of the applicable Portfolio.

                  (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                  (f) The negotiation and processing by HISC of checks not made payable to the order of the Company, or to a particular Portfolio, or to the retirement account custodian or trustee for a plan account investing in Shares, which checks are tendered to HISC for the purchase of Shares (i.e., "third party checks").

         6.2 At any time HISC may apply to any officer of the Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by HISC under this Agreement, and HISC and its agents or subcontractors shall not be liable and shall be indemnified by the Company on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. HISC, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Company, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided HISC or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Company, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.


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         6.3      In order that the indemnification provisions contained in this
                  Section 6 shall apply, upon the assertion of a claim for which the Company may be required to indemnify HISC, HISC shall promptly notify the Company of such assertion, and shall keep the Company advised with respect to all developments concerning such claim. The Company shall have the option to participate with HISC in the defense of such claim or to defend against said claim in its own name or in the name of HISC. HISC shall in no case confess any claim or make any compromise in any case in which the Company may be required to indemnify HISC except with the Portfolios' prior written consent.

7.       STANDARD OF CARE

         HISC shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

8.       COVENANTS OF THE COMPANY AND HISC

         8.1 The Company shall on behalf of each of the Portfolios promptly furnish to HISC the following:

                  (a) A certified copy of the resolution of the Board of Directors of the Company authorizing the appointment of HISC and the execution and delivery of this Agreement.

                  (b) A copy of the Articles of Incorporation and By-Laws of the Company and all amendments thereto.

         8.2 HISC shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, HISC agrees that all such records prepared or maintained by HISC relating to the services to be performed by HISC hereunder are the property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Company on and in accordance with its request.

         8.3 HISC and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         8.4 In case of any requests or demands for the inspection of the Shareholder records of the Company, HISC will endeavor to notify the Company and to secure


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                  instructions from an authorized officer of the Company as to such inspection. HISC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.       TERMINATION OF AGREEMENT

         9.1      This Agreement may be terminated by either party upon sixty
                  (60) days written notice to the other.

         9.2 Should the Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Company on behalf of the applicable Portfolio(s). Additionally, HISC reserves the right to charge for any other reasonable expenses associated with such termination.

10.      ADDITIONAL PORTFOLIOS

         In the event that the Company establishes one or more additional series or classes of Shares to which it desires to have HISC render services as transfer agent under the terms hereof, it shall so notify HISC in writing, and if HISC agrees in writing to provide such services, such series or classes of Shares shall be included under this agreement.

11.      ASSIGNMENT

         11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.      AMENDMENT

         This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Company.

13.      MARYLAND LAW TO APPLY

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of Maryland.

14.      FORCE MAJEURE

         In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not


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be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.      CONSEQUENTIAL DAMAGES

         Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.      MERGER OF AGREEMENT

         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.      COUNTERPARTS

         This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                             HARTFORD HLS SERIES FUND II, INC.


                                             By:
                                                ------------------------------
                                             Name:
                                             Title:

                                             HARTFORD INVESTORS SERVICES
                                             COMPANY LLC


                                             By:
                                                ------------------------------
                                             Name:
                                             Title:

                                             HL INVESTMENT ADVISERS, LLC


                                             By:
                                                ------------------------------
                                             Name:
                                             Title:


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                                  ATTACHMENT A




                     Hartford HLS Series Fund II, Inc.
                         on behalf of:
                         Hartford American Leaders HLS Fund
                         Hartford Blue Chip Stock HLS Fund
                         Hartford Blue Chip Stock II HLS Fund
                         Hartford Capital Opportunities HLS Fund
                         Hartford Global Equity HLS Fund
                         Hartford Growth Opportunities HLS Fund
                         Hartford International Stock HLS Fund
                         Hartford International Stock II HLS Fund
                         Hartford Investors Growth HLS Fund
                         Hartford LargeCap Growth HLS Fund
                         Hartford MidCap Stock HLS Fund
                         Hartford Multisector Bond HLS Fund
                         Hartford SmallCap Growth HLS Fund
                         Hartford SmallCap Value HLS Fund
                         Hartford U.S. Government Securities HLS Fund
                         Hartford Value Opportunities HLS Fund


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SERVICES TO BE PERFORMED


1.   Receives orders for the purchase of Shares.

2.   Issue Shares and hold Shares in Shareholders accounts.

3.   Receive redemption requests.

4.   Effect transactions 1-3 above directly with broker-dealers.

5.   Pay over monies to redeeming Shareholders.

6.   Effect transfers of Shares.

7.   Prepare and transmit dividends and distributions.

8.   Maintain records of account.

9. Maintain and keep a current and accurate control book for each issue of securities.

10.  Mail proxies.

11.  Mail Shareholder reports.

12.  Mail prospectuses to current Shareholders.

13.  Withhold taxes on U.S. resident and non-resident alien accounts.

14.  Prepare and file U.S. Treasury Department forms.

15.  Prepare and mail account and confirmation statements for Shareholders.

16.  Provide Shareholder account information.


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                                  FEE SCHEDULE


Per Account Fee                                              Cost Reimbursement

Out-of-Pocket Expenses*                                      Billed As Incurred


*Out-of-pocket expenses include, but are not limited to, confirmation statements, investor statements, postage, forms, audio response, telephone, records retention, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the Fund.